Contact:
Laurie Crawford

laurie.crawford
@advanceautoparts.com

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Advance Auto Parts Announces Leadership Transition

Roanoke, Virginia, September 10, 2004 – Advance Auto Parts, Inc. (NYSE: AAP) announced that, Lawrence P. Castellani, its Chairman and Chief Executive Officer, will retire effective May 19, 2005 after its annual stockholders’ meeting. Mr. Castellani will remain as Chairman of the Board. Michael N. Coppola, Advance’s Executive Vice President and Chief Operating Officer, has been designated to become its Chief Executive Officer at that time. He has also been appointed to the Company’s Board of Directors, effective immediately.

William L. Salter, the Company’s lead director, stated, “Under Larry’s leadership the Company has greatly expanded its presence and profitability and we are fortunate he has agreed to remain as Chairman of the Board following this transition.”

Mr.  Coppola has been with Advance since February 2001 and, in addition to his current position, has previously served as Senior Vice President, Merchandising. Mr. Coppola has had a very successful career in the retail industry prior to joining Advance, which includes serving as Executive Vice President of Marketing at Tops Friendly Markets.

Mr.  Coppola stated, “I am excited about assuming this significant leadership role and even more excited about the opportunities ahead for Advance.” Mr. Castellani added, “Mike has accomplished a tremendous amount in the merchandising, marketing, operations and supply chain areas since arriving at Advance. He is the architect of our strategic plan and his abilities, enthusiasm and focus will help move Advance to the next level of performance and beyond.”

Mr.  Castellani concluded “I feel very privileged to have been Chief Executive Officer of Advance for the last five years and have found it to be a most rewarding experience because of all the terrific team members, and I would like to thank them for their support.”

Advance Auto Parts Announces Leadership Transition

Headquartered in Roanoke, VA, Advance Auto Parts is a leading retailer of automotive parts and products in the United States. At July 17, 2004, the Company had 2,583 stores in 39 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Additional information about the Company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the Company’s web site at www.advanceautoparts.com.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

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